Exhibit 21.1
List of Subsidiaries of Health Catalyst, Inc.
Health Catalyst Australia PTY LTD (Australia)
Health Catalyst UK Ltd (England and Wales)
Health Catalyst India Private Limited (India)
Health Catalyst Singapore Pte. Ltd. (Singapore)
Health Catalyst Middle East FZ-LLC (incorporated within a Free Zone in the UAE)
Able Health, LLC (Delaware, United States)
ARMUS I LLC (Delaware, United States)
Healthfinch, LLC (Delaware, United States)
KPI Ninja, LLC (Delaware, United States)
Medicity LLC (Delaware, United States)
Twistle, LLC (Delaware, United States)
Vitalware, LLC (Delaware, United States)